Exhibit 99.1

Contact:	Tom Brooker/John Patenaude	Rich Coyle
	Nashua Corporation	Sard Verbinnen & Co
	847-318-1797/603-880-2145	212-687-8080
NASHUA REPORTS SECOND QUARTER 2009 RESULTS
     NASHUA, N.H., August 13, 2009 — Nashua Corporation (NASDAQ: NSHA), a manufacturer and marketer of labels, thermal specialty papers and imaging products, today announced financial results for the second quarter ended July 3, 2009.
Net sales for the second quarter of 2009 were $61.2 million, compared to $67.0 million for the second quarter of 2008. Gross margin for the second quarter of 2009 was $8.9 million, or 14.5%, compared to $11.3 million, or 16.9%, for the second quarter of 2008. Loss before income taxes was $0.3 million in the second quarter of 2009 compared to income before income taxes of $0.5 million in the second quarter of 2008. Net loss was $0.3 million in the second quarter of 2009, or $0.06 per share, compared to net income of $0.3 million, or $0.06 per share, in the second quarter of 2008. Earnings before interest, taxes, depreciation and amortization and special charges (adjusted EBITDA) were $1.9 million for the second quarter of 2009 compared to $1.4 million for the second quarter of 2008. The results for the second quarter of 2008 include severance expense of $0.6 million related to a reduction in workforce and $0.2 million of environmental-related expense. The results for the second quarter of 2009 include special charges of $1.2 million related to the proposed merger of the company with Cenveo, Inc., severance expense of $0.2 million related to workforce reductions, and environmental expenses of $0.1 million.
Net sales for the six months ended July 3, 2009 were $123.7 million, compared to $130.9 million for the first six months of 2008. Gross margin for the first six months of 2009 was $17.8 million, or 14.4%, compared to $21.2 million, or 16.2%, for the first six months of 2008. Loss before income taxes for the first six months of 2009 was $0.6 million compared to a loss before income taxes of $0.1 million in the first six months of 2008. Net loss was $0.6 million for the first six months of 2009, or $0.12 per share, compared to net loss of $0.1 million, or $0.01 per share, for the first six months of 2008. Adjusted EBITDA was $2.9 million for the first six months of 2009 compared to $2.4 million for the first six months of 2008.
Business Segment Highlights
Nashua’s Label Products segment, which prints and converts product for the grocery, food service, retail, transportation, entertainment and general industrial markets, reported net sales for the second quarter of 2009 of $27.6 million and gross margin of $2.9 million, or 10.4%. Net sales for the second quarter of 2008 were $25.1 million and gross margin was $4.0 million, or 15.8%.
Label Products segment sales increase 9.8 percent mainly due to increased sales in automatic identification and pharmacy product lines. Gross margins were lower due to an inventory adjustment and competitive pricing pressures in the marketplace.

2
Nashua’s Specialty Paper Products segment, which includes the paper coating and converting businesses, produces a wide range of applications for labeling, packaging, ticketing and point of sale transactions, thermal, dry gum and heat-seal products for use in the transportation, retail, gaming, shipping and delivery, entertainment, medical and distribution industries. The Specialty Paper Products segment reported net sales for the second quarter of 2009 of $34.6 million and gross margin of $5.8 million, or 16.7%. Net sales for the second quarter of 2008 were $42.6 million and gross margin was $7.2 million, or 16.8%.
Sales in the Specialty Paper Products segment decreased approximately 19 percent. The decline was mainly attributable to lower sales in the wide format product line as a result of softness in the construction industry; decline in the thermal point of sale product line due to softness in retail sectors; and decline in the thermal facesheet product line due to softness in the overall label market. Gross margins declined as a result of the lower volumes and severance cost.
Thomas Brooker, President and Chief Executive Officer, stated, “Given the status of the economy and the markets we serve, the company has performed well.”
On May 6, 2009, the company entered into an Agreement and Plan of Merger with Cenveo, Inc. and NM Acquisition Corp., a wholly owned subsidiary of Cenveo. Consummation of the merger is subject to the approval of the Merger Agreement by our shareholders at a special shareholder meeting to be held at the company’s Park Ridge, Illinois office on September 15, 2009.
Use of Non-GAAP Measures
Adjusted EBITDA is presented as supplemental information that the management of Nashua believes may be useful to some investors in evaluating the Company because it is widely used as a measure of evaluating a company’s operating performance, as well as to evaluate its operating cash flow. Adjusted EBITDA is used by management in the computation of ratios utilized for financing purposes and for planning and forecasting in future periods. Adjusted EBITDA is calculated by adding net interest expense, income tax expense, depreciation and amortization back into net income. Adjusted EBITDA should not be considered a substitute either for net income, as an indicator of Nashua’s operating performance, or for cash flow, as a measure of Nashua’s liquidity. In addition, because all companies may not calculate Adjusted EBITDA in exactly the same manner, the presentation here may not be comparable to other similarly titled measures of other companies.
About Nashua
Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company’s products include thermal coated papers, pressure-sensitive labels, colored copier papers, bond, point of sale, ATM and wide format papers, entertainment tickets, as well as ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.
Forward-looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “plan,” “should,” “will,” “expects,” “anticipates” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the

3
Company’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, and other risks set forth in the Company’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this press release and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.

Second Quarter 2009 Earnings Results
NASHUA CORPORATION SUMMARY RESULTS OF OPERATIONS

Periods ended July 3 and June 27, respectively	Three Months		Six Months
Dollars in thousands, except per share amounts (Unaudited)	2009	2008	2009	2008

Net sales	$61,196	$67,003	$123,674	$130,929
Cost of products sold	52,334	55,676	105,922	109,744

Gross margin	$8,862	$11,327	$17,752	$21,185
Gross margin %	14.5%	16.9%	14.4%	16.2%
Selling and distribution expenses	4,957	6,823	10,348	13,075
Administrative expenses	3,168	4,093	6,763	7,854
Research and development expenses	144	178	291	364
Special charges (1)	1,235	—	1,235	—
Loss from equity investment	14	92	12	129
Interest expense	23	128	188	291
Interest income	—	(24)	(1)	(72)
Change in fair value of interest rate swap	22	(241)	143	119
Other income (2)	(370)	(223)	(579)	(487)

Income (loss) from continuing operations before income taxes	(331)	501	(648)	(88)
Income tax provision	—	201	—	(35)

Net income (loss)	$(331)	$300	$(648)	$(53)

Earnings per share:

Net income (loss) per common share	$(0.06)	$0.06	$(0.12)	$(0.01)

Average common shares	5,317	5,412	5,316	5,404

Net income (loss) per common share assuming dilution	$(0.06)	$0.06	$(0.12)	$(0.01)

Average common and potential common shares	5,317	5,518	5,316	5,404

(1)	Special charges for the three and six monhts ended July 3, 2009 represents expenses related to the proposed merger with Cenveo.

(2)	Other income for the three and six months ended July 3, 2009 and June 27, 2008 represents royalty income related to the 2006 sale of toner formulations and recognition of the deferred gain on the 2006 sale of New Hampshire real estate.

Second Quarter 2009 Earnings Results
NASHUA CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	July 3,	December 31
Dollars in thousands	2009	2008

Assets
Cash and cash equivalents	$—	$1,592
Accounts receivable	25,586	27,469
Inventories	20,075	21,785
Other current assets	7,050	5,599

Total current assets	52,711	56,445

Plant and equipment, net	18,628	20,154
Goodwill, net of amortization	17,374	17,374
Intangibles, net of amortization	236	260
Other assets	4,512	5,970

Total assets	$93,461	$100,203

Liabilities and Shareholders’ Equity
Accounts payable	$14,906	$11,968
Accrued expenses	7,755	8,900
Current maturities of long-term debt	3,000	8,125
Current maturities of notes payable	5	18

Total current liabilities	25,666	29,011

Long-term debt	—	2,800
Other long-term liabilities	46,527	46,879

Total long-term liabilities	46,527	49,679

Common stock and additional capital	21,087	20,684
Retained earnings	39,057	39,705
Accumulated other comprehensive loss:
Minimum pension liability adjustment(a)	(38,876)	(38,876)

Total shareholders’ equity	21,268	21,513

Total liabilities and shareholders’ equity	$93,461	$100,203

(a)	Our minimum pension liability adjustment represents an increase in our minimum pension liability.

Second Quarter 2009 Earnings Results
NASHUA CORPORATION
RECONCILIATION OF ADJUSTED NET INCOME FROM CONTINUING OPERATIONS TO EARNINGS BEFORE
INTEREST, TAXES, DEPRECIATION, AMORTIZATION AND SPECIAL CHARGES

Periods ended July 3 and June 27, respectively	Three Months		Six Months
In thousands (Unaudited)	2009	2008	2009	2008

Net income (loss) from continuing operations	$(331)	$300	$(648)	$(53)
Add back:
Interest expense	23	128	188	291
Interest income	—	(24)	(1)	(72)
Change in fair value of interest rate swap	22	(241)	143	119
Special charges	1,235	—	1,235	—
Income tax provision	—	201	—	(35)
Depreciation and amortization	992	1,052	1,977	2,103

Earnings from continuing operations before interest, taxes, depreciation, amortization and special charges	$1,941	$1,416	$2,894	$2,353

Second Quarter 2009 Earnings Results
NASHUA CORPORATION SELECTED FINANCIAL DATA

Periods ended July 3 and June 27, respectively	Three Months		Six Months
Dollars in thousands (Unaudited)	2009	2008	2009	2008

NET SALES

Label Products	$27,615	$25,144	$54,802	$51,170
Specialty Paper Products	34,623	42,646	70,375	81,234
All Other	890	920	2,484	2,013

Reconciling Items:
Eliminations	(1,932)	(1,707)	(3,987)	(3,488)

Net sales	$61,196	$67,003	$123,674	$130,929

GROSS MARGIN

Label Products	$2,881	$3,980	$5,764	$7,785
Specialty Paper Products	5,766	7,174	11,166	13,067
All Other	258	188	865	354

Reconciling Items:
Eliminations	(43)	(15)	(43)	(21)

Total gross margin from continuing operations	$8,862	$11,327	$17,752	$21,185

DEPRECIATION AND AMORTIZATION

Label Products	$402	$457	$798	$924
Specialty Paper Products	489	501	983	1,003
Reconciling Item:
Corporate	101	94	196	176

Total depreciation and amortization	$992	$1,052	$1,977	$2,103

INVESTMENT IN PLANT AND EQUIPMENT

Label Products	$121	$52	$228	$155
Specialty Paper Products	64	34	196	171
Reconciling Item:
Corporate	3	45	3	330

Total investment in plant and equipment	$188	$131	$427	$656

PENSION AND POSTRETIREMENT EXPENSE

Label Products	$70	$67	$141	$134
Specialty Paper Products	50	48	100	96
Reconciling Item:
Corporate	403	169	806	337

Total pension and postretirement expense	$523	$284	$1,047	$567